EXHIBIT 99
NEWS RELEASE
FOR IMMEDIATE RELEASE
HOME CITY ADJOURNS ANNUAL MEETING
     Springfield, Ohio — October 30, 2006 — The 2006 Annual Meeting of Shareholders of Home City Financial Corporation (NASDAQ: HCFC) was called to order and then adjourned without conducting any business on October 27, 2006. The Board of Directors determined that additional time was needed to assess whether to proceed with a vote on the proposed 1-for-210 reverse stock split and subsequent 210-for-1 forward stock split scheduled to be submitted to the shareholders for approval at the Annual Meeting. The date, time and place of the adjourned meeting will be announced and notice will be sent to the HCFC shareholders as soon as the Board of Directors makes a determination.
     HCFC first announced on January 26, 2006, that it would seek shareholder approval of the stock splits, which would result in a “going private transaction.” The purpose of the stock splits was to reduce the number of HCFC’s shareholders of record to below 300 so that HCFC could terminate the registration of its common shares with the Securities and Exchange Commission (the “SEC”) and eliminate the costs and burdens of complying with the Sarbanes-Oxley Act of 2002 and other federal securities laws applicable to public, SEC reporting companies.
     Since the announcement of the proposed stock splits was made, substantial numbers of individuals have purchased or re-registered shares in amounts of less than 210 shares, substantially increasing the number of shareholders whose shares would be cashed out in the transaction and the related cost. Because of the increased number of shares the Board of Directors believes may be cashed out, the Board of Directors has determined that it should re-assess whether the stock splits are still in the best interests of the shareholders.
     The common shares of HCFC are traded on The NASDAQ Capital Market. Although HCFC had provided notice of its intention to terminate the listing of its shares on The NASDAQ Capital Market in anticipation of the stock splits, HCFC has withdrawn such notice of de-listing until a determination is made regarding whether to proceed with the stock splits.
Contact:	J. William Stapleton, President, CEO and COO (937) 390-0470